Exhibit 99.1

NEWS RELEASE
For Immediate Distribution	Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430

Rockwood Reports Very Strong First Quarter Results:

•                  Net sales up 17.4%.

•                  Adjusted EBITDA from continuing operations up 31.7%.

•                  As reported EPS from continuing operations of $0.80 vs. $0.42.

•                  As adjusted EPS from continuing operations of $0.88 vs. $0.41.

Princeton, New Jersey; April 27, 2011 — Rockwood Holdings, Inc. (NYSE: ROC), a global producer of specialty chemicals and advanced materials, today reported earnings per share from continuing operations of $0.80 for the first quarter of 2011 as compared to $0.42 for the same period in the prior year. Rockwood’s as adjusted earnings per share increased to $0.88 in the first quarter of 2011 from $0.41 for the same period in the prior year.

“Rockwood’s exceptionally strong first quarter profits resulted from organic sales growth in all segments, as well as price increases that offset raw material and other cost increases. We were also able to improve our product mix, primarily in the specialty titanium dioxide business. All of this contributed to achieving an all-time high Adjusted EBITDA margin from continuing operations of 22.6 percent.  In addition, our decision to repay a portion of our term debt and refinance the balance resulted in significantly lower interest expense, which further contributed to the significant increase in as adjusted earnings per share to $0.88 compared to the first quarter a year ago,” Seifi Ghasemi, Chairman and Chief Executive Officer said.

The highlights from continuing operations for the first quarter ended March 31, 2011 are as follows:

•                  Net sales were $914.0 million for the first quarter of 2011, up 17.4% compared to $778.4 million for the same period in the prior year.

•                  Adjusted EBITDA was $206.6 million for the first quarter of 2011, up 31.7% compared to $156.9 million for the same period in the prior year.

•                  Net income attributable to Rockwood Holdings, Inc. for the first quarter of 2011 was $63.3 million, including after-tax net special charges of $6.9 million. Net income attributable to Rockwood Holdings, Inc. for the first quarter of 2010 was $32.3 million, including income of $0.9 million related to after-tax net special items.

•                  Diluted earnings per share for the first quarter of 2011 were $0.80, including after-tax net special charges of $0.08. Excluding net special charges, diluted earnings per share were $0.88 in the first quarter of 2011. Diluted earnings per share for the first quarter of 2010 were $0.42, including income of $0.01 related to after-tax net special items. Excluding net special items, diluted earnings per share were $0.41 in the first quarter of 2010.

•             As previously announced, on January 7, 2011, the Company completed the sale of its AlphaGary plastic compounding business to Mexichem S.A.B.de C.V. and recorded a gain on sale, net of taxes of $114.5 million. The results of this business have been accounted for as a discontinued operation in the condensed consolidated financial statements for all periods presented.

•             The Company also completed a refinancing in support of its long-term debt-reduction strategy on February 10, 2011. The Company refinanced $850 million of its senior secured term loans and repaid $409 million of its senior secured term loans. This refinancing and repayment of senior secured debt is expected to reduce interest expense by approximately $40 million.

Commenting on the outlook, Mr. Ghasemi said, “We remain optimistic about the prospects for our business as demand for Rockwood’s products continues to be strong. We expect to increase sales, maintain strong margins and improve earnings per share, while reducing debt in line with our long-term objectives.”

First quarter results, as compared with the same period a year ago, are summarized below:

•                  Specialty Chemicals:  Net sales and Adjusted EBITDA increased 15.1% and 17.8%, respectively.

•                  In our Fine Chemicals business, higher volumes of lithium products, as well as increased selling prices of metal sulfides products, were partially offset by higher raw material costs, particularly tin and antimony sulfide.

•                  In our Surface Treatment business, higher volumes in most markets, particularly in automotive and general industrial, as well as increased selling prices, were partially offset by higher selling, general and administrative costs.

•                  Performance Additives:  Net sales and Adjusted EBITDA increased 8.8% and 18.3%, respectively.

•                  Net sales were up from increased selling prices, as well as higher volumes of most applications, primarily in our Clay-based Additives and Color Pigments and Services businesses.

•                  Adjusted EBITDA was negatively impacted by higher raw material costs, particularly quaternary amine, copper and iron-oxide.

•                  Titanium Dioxide Pigments:  Net sales and Adjusted EBITDA increased 25.1% and 78.2%, respectively.

•                  Net sales and Adjusted EBITDA were up primarily from higher selling prices, as well as a favorable product mix. This was partially offset by higher production, raw material and energy costs.

•                  Advanced Ceramics:  Net sales and Adjusted EBITDA increased 23.6% and 30.5%, respectively.

•                  Net sales and Adjusted EBITDA were up from higher volumes in all product applications, primarily medical, as well as electronic and cutting tool applications, partially offset by higher maintenance and variable compensation costs.

•                  Corporate and other:   Corporate costs increased in the first quarter of 2011 primarily due to higher variable compensation costs.

Other Items:

•                  Interest expense, net decreased $18.8 million in the first quarter of 2011 compared to the same period in the prior year. The first quarter of 2011 and 2010 included non-cash gains of $6.3 million and $2.1 million, respectively, representing the movement in the mark-to-market valuation of our interest rate swaps. Excluding the impact of these gains, interest expense, net decreased $14.6 million primarily due to debt repayments and lower interest rates related to the refinancing of our senior secured terms loans in February 2011.

•                  Loss on early extinguishment/modification of debt. In connection with the refinancing of our senior secured credit facility and the repayment of our senior secured term loans in February 2011, we recorded a charge of $16.2 million in the first quarter of 2011 comprised of related fees of $13.1 million and the write-off of deferred financing costs of $3.1 million.

•                  Income taxes. The effective income tax rate for the first quarter of 2011 was 28.2% and was favorably impacted by a beneficial foreign earnings mix.

•                  Free cash flow was an inflow of $11.7 million for the first quarter of 2011 and consisted of net cash provided by operating activities of continuing operations of $49.7 million plus special items and other, net of $16.0 million, less capital expenditures, net of $54.0 million.

•                  Net debt, which is total debt less cash and cash equivalents, was $1,589.1 million as of March 31, 2011 compared to $1,836.9 million as of December 31, 2010. The decrease in net debt was primarily due to proceeds from the sale of our AlphaGary plastic compounding business, partially offset by the impact of currency changes.

Conference Call and Webcast

We will host a conference call and webcast to discuss the results of operations for the first quarter ended March 31, 2011 on Wednesday, April 27th, 2011 at 11:00 am Daylight Savings Time. The dial-in number to access the conference call in the U.S. is (800) 230-1096 and the international dial-in number is (612) 288-0337. No access code is needed for either call. A replay of the conference call will be available through May 11, 2011 at (800) 475-6701 in the U.S., access code: 197139, and internationally at (320) 365-3844, access code: 197139.

A listen only, live webcast of the conference call will be available at www.rocksp.com.  Materials for the call, including a PowerPoint file detailing the results, will be available for download on this site on the morning of the call. The webcast and PowerPoint file will be archived on Rockwood’s website.

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures,” such as, a discussion of Adjusted EBITDA, free cash flow and net income/diluted earnings per share from continuing operations attributable to Rockwood Holdings, Inc. excluding certain items. Adjusted EBITDA is not intended to be an alternative to net income attributable to Rockwood Holdings, Inc. as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. All presentations of consolidated Adjusted EBITDA are calculated using the definition set forth in the Company’s senior secured credit agreement as a basis and reflects management’s interpretations thereof.  Adjusted EBITDA, which is referred to under the senior secured credit agreement as “Consolidated EBITDA,” is defined in the senior secured credit agreement as consolidated earnings (which, as defined in the senior secured credit agreement, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group, Inc. and the Restricted Subsidiaries (as such term is defined in the senior secured credit agreement), excluding extraordinary items) plus certain items including interest expense, depreciation expense, amortization expense, extraordinary losses and non-recurring charges, losses on asset sales, less certain items including extraordinary gains and non-recurring gains, non-cash gains and gains on asset sales.  We use Adjusted EBITDA on a consolidated basis to assess our operating performance, to calculate performance-based cash bonuses and determine whether certain performance-based options and restricted stock units vest (as such bonuses, options and restricted stock units are tied to Adjusted EBITDA), and as a liquidity measure. In addition, we use Adjusted EBITDA to determine compliance with our debt covenants. We also use Adjusted EBITDA on a segment basis as the primary measure used by our chief operating decision maker to evaluate the ongoing performance of our business segments and reporting units. A reconciliation of net income attributable to Rockwood Holdings, Inc. to Adjusted EBITDA is contained in this press release. We strongly urge you to review the reconciliation. In addition, we discuss sales growth in terms of nominal (actual) and net change (nominal less constant currency impacts). Free cash flow is not intended to be an alternative to cash flows from operating activities as a measure of liquidity. Our presentation of free cash flow is defined as net cash from operating activities plus special items and other, net less capital expenditures, net (includes proceeds on the sale of property, plant and equipment and excludes sales of property, plant and equipment related to sales of businesses).  Management believes that free cash flow is meaningful to investors because it provides an additional measure of liquidity.  Neither net income from continuing operations attributable to Rockwood Holdings, Inc. excluding certain items nor diluted earnings per share from continuing operations attributable to Rockwood Holdings, Inc. excluding certain items is intended to be an alternative for net income or diluted earnings per share. Management believes that net income and diluted earnings per share from continuing operations attributable to Rockwood Holdings, Inc. excluding certain items is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Reconciliations of these non-GAAP financial measures are included herein. These non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,700 people and annual net sales of approximately $3.2 billion. Rockwood focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2010 Form 10-K on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Dollars in millions, except per share amounts; shares in thousands)

(Unaudited)

	Three months ended
	March 31,
	2011	2010
Net sales	$914.0	$778.4
Cost of products sold	592.9	522.5
Gross profit	321.1	255.9

Selling, general and administrative expenses	180.6	164.9
Restructuring and other severance costs	1.0	0.4
Asset write-downs and other	0.1	1.8
Operating income	139.4	88.8

Other expenses, net:
Interest expense, net (a)	(23.0)	(41.8)
Loss on early extinguishment/modification of debt	(16.2)	—
Foreign exchange gain on financing activities, net	2.0	0.3
Other, net	—	0.5
Other expenses, net	(37.2)	(41.0)

Income from continuing operations before taxes	102.2	47.8
Income tax provision	28.8	15.7
Income from continuing operations	73.4	32.1
Income from discontinued operations, net of tax (b)	0.2	4.6
Gain on sale of discontinued operations, net of tax (b)	114.5	—
Net income	188.1	36.7
Net (income) loss attributable to noncontrolling interest	(10.1)	0.2
Net income attributable to Rockwood Holdings, Inc.	$178.0	$36.9

Amounts attributable to Rockwood Holdings, Inc.:
Income from continuing operations	$63.3	$32.3
Income from discontinued operations	114.7	4.6
Net income	$178.0	$36.9

Basic earnings per share attributable to Rockwood Holdings, Inc.:
Earnings from continuing operations	$0.83	$0.43
Earnings from discontinued operations (c)	1.51	0.07
Basic earnings per share	$2.34	$0.50

Diluted earnings per share attributable to Rockwood Holdings, Inc.:
Earnings from continuing operations	$0.80	$0.42
Earnings from discontinued operations (c)	1.44	0.06
Diluted earnings per share	$2.24	$0.48

Weighted average number of basic shares outstanding	76,136	74,297
Weighted average number of diluted shares outstanding	79,508	77,058

(a) Interest expense, net includes:
Interest expense on debt, net	$(28.0)	$(42.3)
Mark-to-market gains on interest rate swaps	6.3	2.1
Deferred financing costs	(1.3)	(1.6)
Total	$(23.0)	$(41.8)

(b) The results of the AlphaGary plastic compounding business sold in January 2011 have been accounted for as a discontinued operation for all periods presented.

(c) Primarily relates to the gain on sale of the AlphaGary plastic compounding business for the three months ended March 31, 2011.

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars in millions, except per share amounts; shares in thousands)

(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$199.1	$324.1
Accounts receivable, net	540.4	436.8
Inventories	576.8	541.8
Deferred income taxes	22.5	82.6
Prepaid expenses and other current assets	67.6	79.2
Assets of discontinued operations (a)	—	154.1
Total current assets	1,406.4	1,618.6
Property, plant and equipment, net	1,622.4	1,566.9
Goodwill	927.5	877.1
Other intangible assets, net	594.1	587.6
Deferred debt issuance costs, net of accumulated amortization of $16.2 and $15.7, respectively	18.8	17.2
Deferred income taxes	18.6	18.4
Other assets	44.9	38.5
Total assets	$4,632.7	$4,724.3
LIABILITIES
Current liabilities:
Accounts payable	$237.1	$249.6
Income taxes payable	38.8	20.2
Accrued compensation	151.3	165.2
Accrued expenses and other current liabilities	163.9	164.9
Deferred income taxes	2.7	2.6
Long-term debt, current portion	51.7	465.7
Liabilities of discontinued operations (a)	—	27.6
Total current liabilities	645.5	1,095.8
Long-term debt	1,736.5	1,695.3
Pension and related liabilities	423.1	399.6
Deferred income taxes	99.9	77.9
Other liabilities	109.2	104.3
Total liabilities	3,014.2	3,372.9
Restricted stock units	10.4	10.1
EQUITY
Rockwood Holdings, Inc. stockholders’ equity:
Common stock ($0.01 par value, 400,000 shares authorized, 76,437 shares issued and 76,343 shares outstanding at March 31, 2011; 400,000 shares authorized, 75,991 shares issued and 75,897 shares outstanding at December 31, 2010)	0.8	0.8
Paid-in capital	1,214.7	1,202.6
Accumulated other comprehensive income	191.4	132.7
Accumulated deficit	(104.8)	(282.8)
Treasury stock, at cost	(1.4)	(1.4)
Total Rockwood Holdings, Inc. stockholders’ equity	1,300.7	1,051.9
Noncontrolling interest	307.4	289.4
Total equity	1,608.1	1,341.3
Total liabilities and equity	$4,632.7	$4,724.3

(a) The assets and liabilities of the AlphaGary plastic compounding business sold in January 2011 have been accounted for as a discontinued operation.

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Dollars in millions)

(Unaudited)

	Three months ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$188.1	$36.7
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of tax	(0.2)	(4.6)
Gain on sale of discontinued operations, net of tax	(114.5)	—
Depreciation and amortization	65.4	65.2
Deferred financing costs amortization	1.3	1.6
Loss on early extinguishment/modification of debt	16.2	—
Foreign exchange gain on financing activities, net	(2.0)	(0.3)
Fair value adjustment of derivatives	(6.3)	(2.1)
Bad debt provision	0.2	(0.5)
Stock-based compensation	2.9	2.6
Deferred income taxes	5.7	4.3
Asset write-downs and other	0.1	1.8
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	(84.4)	(55.9)
Inventories	(14.5)	(10.2)
Prepaid expenses and other assets	11.9	(1.6)
Accounts payable	(7.4)	(14.3)
Income taxes payable	17.1	2.7
Accrued expenses and other liabilities	(29.9)	37.6
Net cash provided by operating activities of continuing operations	49.7	63.0
Net cash (used in) provided by operating activities of discontinued operations	(1.8)	1.7
Net cash provided by operating activities	47.9	64.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, including transaction fees and payments for prior acquisitions, net of cash acquired	—	(1.2)
Capital expenditures	(54.2)	(34.3)
Proceeds on sale of assets	0.2	0.1
Net cash used in investing activities of continuing operations	(54.0)	(35.4)
Net cash provided by (used in) investing activities of discontinued operations, including net sale proceeds of $305.8	305.7	(0.9)
Net cash provided by (used in) investing activities	251.7	(36.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net of fees	6.4	4.4
Repayment of Titanium Dioxide Pigments revolving credit faciltiy	—	(14.3)
Prepayment of senior secured debt	(408.9)	—
Repayment of senior secured debt	(7.0)	(12.9)
Payments on other long-term debt	(0.6)	(1.1)
Loan repayment to Viance noncontrolling shareholder	(2.0)	—
Deferred financing costs	(5.3)	(0.3)
Fees related to early extinguishment/modification of debt	(12.1)	—
Distribution to noncontrolling shareholder	(0.5)	—
Net cash used in financing activities	(430.0)	(24.2)
Effect of exchange rate changes on cash and cash equivalents	(11.2)	4.9
Net (decrease) increase in cash and cash equivalents	(141.6)	9.1
Less decrease (increase) in cash and cash equivalents from discontinued operations	16.6	(0.8)
(Decrease) increase in cash and cash equivalents from continuing operations	(125.0)	8.3
Cash and cash equivalents of continuing operations, beginning of period	324.1	286.2
Cash and cash equivalents of continuing operations, end of period	$199.1	$294.5

Supplemental disclosures of cash flow information:
Interest paid	$28.5	$31.8
Income taxes paid, net of refunds	5.9	8.6
Non-cash investing activities:
Acquisition of capital equipment	14.6	8.2
Fees related to early extinguishment/modification of debt	1.0	—

Rockwood Holdings, Inc. and Subsidiaries

Net Sales and Adjusted EBITDA

Net Sales

	Three Months Ended
	March 31,
($ in millions)	2011	2010	% Change
Specialty Chemicals	$333.3	$289.6	15.1%
Performance Additives	192.8	177.2	8.8
Titanium Dioxide Pigments	226.6	181.1	25.1
Advanced Ceramics	154.1	124.7	23.6
Corporate and other	7.2	5.8	24.1
Total (a)	$914.0	$778.4	17.4%

Adjusted EBITDA

	Three Months Ended
	March 31,
($ in millions)	2011	2010	% Change
Specialty Chemicals	$86.9	$73.8	17.8%
Performance Additives	34.9	29.5	18.3
Titanium Dioxide Pigments	54.7	30.7	78.2
Advanced Ceramics	48.3	37.0	30.5
Corporate and other	(18.2)	(14.1)	(29.1)
Adjusted EBITDA from continuing operations	206.6	156.9	31.7
Discontinued operations - Plastic Compounding	0.2	8.1	(97.5)
Total Adjusted EBITDA	$206.8	$165.0	25.3%

(a) Excludes net sales of $3.9 million and $55.5 million for the three months ended March 31, 2011 and 2010, respectively, from the AlphaGary plastic compounding business that was sold in January 2011. The results of this business have been accounted for as a discontinued operation in the condensed consolidated financial statements for all periods presented.

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Segment Net Sales and Adjusted EBITDA

	Three Months Ended
	March 31,		Total	Total
($ in millions)	2011	2010	Change in $	Change in %
Net Sales:
Specialty Chemicals	$333.3	$289.6	$43.7	15.1%
Performance Additives	192.8	177.2	15.6	8.8
Titanium Dioxide Pigments	226.6	181.1	45.5	25.1
Advanced Ceramics	154.1	124.7	29.4	23.6
Corporate and other	7.2	5.8	1.4	24.1
Total	$914.0	$778.4	$135.6	17.4%

	Constant	Constant Currency Basis
	Currency	Net	Net
($ in millions)	Effect in $ (a)	Change in $	Change in %
Net Sales:
Specialty Chemicals	$2.7	$41.0	14.2%
Performance Additives	1.0	14.6	8.2
Titanium Dioxide Pigments	(2.4)	47.9	26.4
Advanced Ceramics	(0.8)	30.2	24.2
Corporate and other	(0.1)	1.5	25.9
Total	$0.4	$135.2	17.4%

	Three Months Ended
	March 31,		Total	Total
($ in millions)	2011	2010	Change in $	Change in %
Adjusted EBITDA:
Specialty Chemicals	$86.9	$73.8	$13.1	17.8%
Performance Additives	34.9	29.5	5.4	18.3
Titanium Dioxide Pigments	54.7	30.7	24.0	78.2
Advanced Ceramics	48.3	37.0	11.3	30.5
Corporate and other	(18.2)	(14.1)	(4.1)	(29.1)
Adjusted EBITDA from continuing operations	206.6	156.9	49.7	31.7
Discontinued operations - Plastic Compounding	0.2	8.1	(7.9)	(97.5)
Total Adjusted EBITDA	$206.8	$165.0	$41.8	25.3%

	Constant	Constant Currency Basis
	Currency	Net	Net
($ in millions)	Effect in $ (a)	Change in $	Change in %
Adjusted EBITDA:
Specialty Chemicals	$0.4	$12.7	17.2%
Performance Additives	0.2	5.2	17.6
Titanium Dioxide Pigments	(0.4)	24.4	79.5
Advanced Ceramics	(0.2)	11.5	31.1
Corporate and other	—	(4.1)	(29.1)
Adjusted EBITDA from continuing operations	—	49.7	31.7
Discontinued operations - Plastic Compounding	—	(7.9)	(97.5)
Total Adjusted EBITDA	$—	$41.8	25.3%

(a) The constant currency effect is the translation impact calculated based on the change in the applicable rate, primarily the euro, to the U.S. dollar exchange rate for the applicable period.

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Income (Loss) from Continuing Operations before Taxes to Adjusted EBITDA by Segment

			Titanium
	Specialty	Performance	Dioxide	Advanced
($ in millions)	Chemicals	Additives	Pigments	Ceramics
Three months ended March 31, 2011

Income (loss) from continuing operations before taxes	$49.0	$15.1	$38.7	$24.8
Interest expense, net	9.6	2.5	(1.1)	6.2
Depreciation and amortization	19.4	14.2	17.1	13.4
Restructuring and other severance costs	0.9	0.1	—	—
Systems/organization establishment expenses	0.1	0.2	—	—
Acquisition and disposal costs	0.1	—	—	—
Loss on early extinguishment/modification of debt	7.7	1.7	—	4.0
Asset write-downs and other	0.1	—	—	—
Foreign exchange (gain) loss on financing activities, net	(0.1)	1.0	—	(0.1)
Other	0.1	0.1	—	—
Adjusted EBITDA from continuing operations	86.9	34.9	54.7	48.3
Discontinued operations - Plastic Compounding	—	—	—	—
Total Adjusted EBITDA	$86.9	$34.9	$54.7	$48.3

	Discontinued
	Operations -
	Plastic	Corporate and
($ in millions)	Compounding	other	Consolidated
Three months ended March 31, 2011

Income (loss) from continuing operations before taxes	$—	$(25.4)	$102.2
Interest expense, net	—	5.8	23.0
Depreciation and amortization	—	1.3	65.4
Restructuring and other severance costs	—	—	1.0
Systems/organization establishment expenses	—	—	0.3
Acquisition and disposal costs	—	—	0.1
Loss on early extinguishment/modification of debt	—	2.8	16.2
Asset write-downs and other	—	—	0.1
Foreign exchange (gain) loss on financing activities, net	—	(2.8)	(2.0)
Other	—	0.1	0.3
Adjusted EBITDA from continuing operations	—	(18.2)	206.6
Discontinued operations - Plastic Compounding	0.2	—	0.2
Total Adjusted EBITDA	$0.2	$(18.2)	$206.8

			Titanium
	Specialty	Performance	Dioxide	Advanced
($ in millions)	Chemicals	Additives	Pigments	Ceramics
Three months ended March 31, 2010

Income (loss) from continuing operations before taxes	$39.8	$4.6	$8.2	$16.7
Interest expense, net	16.4	7.7	4.6	8.2
Depreciation and amortization	18.6	14.7	17.7	12.6
Restructuring and other severance costs	0.1	0.2	—	—
Systems/organization establishment expenses	0.4	0.2	0.2	0.1
Acquisition and disposal costs	0.1	—	—	—
Asset write-downs and other	—	1.8	—	—
Foreign exchange (gain) loss on financing activities, net	(1.0)	0.1	—	(0.6)
Other	(0.6)	0.2	—	—
Adjusted EBITDA from continuing operations	73.8	29.5	30.7	37.0
Discontinued operations - Plastic Compounding	—	—	—	—
Total Adjusted EBITDA	$73.8	$29.5	$30.7	$37.0

	Discontinued
	Operations -
	Plastic	Corporate and
($ in millions)	Compounding	other	Consolidated
Three months ended March 31, 2010

Income (loss) from continuing operations before taxes	$—	$(21.5)	$47.8
Interest expense, net	—	4.9	41.8
Depreciation and amortization	—	1.6	65.2
Restructuring and other severance costs	—	0.1	0.4
Systems/organization establishment expenses	—	—	0.9
Acquisition and disposal costs	—	0.1	0.2
Asset write-downs and other	—	—	1.8
Foreign exchange (gain) loss on financing activities, net	—	1.2	(0.3)
Other	—	(0.5)	(0.9)
Adjusted EBITDA from continuing operations	—	(14.1)	156.9
Discontinued operations - Plastic Compounding	8.1	—	8.1
Total Adjusted EBITDA	$8.1	$(14.1)	$165.0

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Reconciliation of Net Income Attributable to

Rockwood Holdings, Inc. to Adjusted EBITDA

($ in millions)

	Three Months Ended
	March 31,
	2011	2010
Net income attributable to Rockwood Holdings, Inc.	$178.0	$36.9
Net income (loss) attributable to noncontrolling interest	10.1	(0.2)
Net income	188.1	36.7
Income tax provision	28.8	15.7
Income from discontinued operations, net of tax	(0.2)	(4.6)
Gain on sale of discontinued operations, net of tax	(114.5)	—
Income from continuing operations before taxes	102.2	47.8
Interest expense, net	23.0	41.8
Depreciation and amortization	65.4	65.2
Restructuring and other severance costs	1.0	0.4
Systems/organization establishment expenses	0.3	0.9
Acquisition and disposal costs	0.1	0.2
Loss on early extinguishment/modification of debt	16.2	—
Asset write-downs and other	0.1	1.8
Foreign exchange gain on financing activities, net	(2.0)	(0.3)
Other	0.3	(0.9)
Adjusted EBITDA from continuing operations	206.6	156.9
Discontinued operations - Plastic Compounding	0.2	8.1
Total Adjusted EBITDA	$206.8	$165.0

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Reconciliation of Net Income/Diluted Earnings Per Share from Continuing Operations Attributable to Rockwood Holdings, Inc.

as Reported to Net Income/Diluted Earnings Per Share from Continuing Opeartions Attributable to Rockwood Holdings, Inc. as Adjusted

(Dollars in millions, except per share amounts; shares in thousands)

	Three Months Ended		Three Months Ended
	March 31, 2011		March 31, 2010
	Net Income from Continuing	Diluted EPS	Net Income from Continuing	Diluted EPS
	Operations Attributable	from	Operations Attributable	from
	to Rockwood	Continuing	to Rockwood	Continuing
	Holdings, Inc.	Operations	Holdings, Inc.	Operations
As reported	$63.3	$0.80	$32.3	$0.42

Adjustments to expenses from continuing operations:
Loss on early extinguishment/modification of debt	13.2	0.17	—	—
Restructuring and other severance costs	0.9	0.01	0.3	0.01
Systems/organization establishment expenses	0.2	—	0.6	0.01
Asset write-downs	—	—	0.9	0.01
Other	0.3	—	0.3	—
Subtotal	14.6	0.18	2.1	0.03

Adjustments to income from continuing operations:
Mark-to-market swap gain	(4.4)	(0.06)	(1.2)	(0.02)
Foreign exchange gain on financing activities, net	(2.4)	(0.03)	(0.8)	(0.01)
Impact of tax related items	(0.9)	(0.01)	(0.2)	—
Other	—	—	(0.8)	(0.01)
Subtotal	(7.7)	(0.10)	(3.0)	(0.04)

Total adjustments (a)	6.9	0.08	(0.9)	(0.01)

As adjusted	$70.2	$0.88	$31.4	$0.41

Weighted average number of diluted shares outstanding		79,508		77,058

(a) The tax effects of the adjustments are benefits of $3.8 million and $0.2 million for the three months ended March 31, 2011 and 2010, respectively, based on the statutory tax rate in the various tax jurisdictions in which the adjustments occurred, adjusted for the impact of certain valuation allowances.